EXHIBIT 99.1

Bergio International Inc. Officially Acquires GearBubble

Looks to Gain $20 Million in 2021 Gross Revenue from Purchase

FAIRFIELD, NJ / ACCESSWIRE / July 8, 2021- Bergio International Inc. (OTC PINK:BRGO), a global trailblazer in the jewelry design and manufacturing industry, officially acquires GearBubble’s assets for $3.162 million. The addition of 51% of GearBubble’s assets purports to increase BRGO’s gross sales, adding an additional estimated $20 million. With this purchase, alongside the acquisition of Aphrodite’s in February, the company is estimated to have a 5000% increase in gross revenue this year.

(Photo Credit: Bergio International)

GearBubble is a B2B e-commerce fulfillment platform that works to improve the customer experience through integration with Amazon, Etsy, and more. In 2020 alone, the company had $27 million in revenue and was profitable. Although GearBubble has sold jewelry in the past, the past inventory lacked quality and they did not have the right vendor to meet high demand. By joining BRGO, they will get access to high quality jewelry with stunning and unique designs for an affordable cost. Their demand will also be met due to Bergio’s vertical integration and control over the manufacturing and speed of production.

BRGO is a major competitor in the jewelry industry in design and manufacturing, but the acquisition of GearBubble looks to make the company a further authority in the e-commerce space. GearBubble gives them access to all of its B2B customers and in turn their B2C customers, which allows for a widened reach to an entirely new customer base.

The advantages do not end there. GearBubble also opens the doors to countless new product categories, especially in the gifting category. This allows BRGO to utilize the e-commerce technology from GearBubble- along with Aphrodite’s technology- to expand its footprint online to sell directly to consumers, especially in the bridal jewelry niche. The pandemic greatly impacted this segment with a spike in engagement ring sales, an increase in the overall ticket price, and a major shift to online shopping. The current online jewelry market only has three major websites selling diamond bridal jewelry direct to consumers. BRGO intends on not only joining, but also standing out in this specific industry. It will be the only vertically integrated company on the market, allowing for competitive pricing and a significantly higher quality. This expansion is expected to lead to exceptional and industry-shaking growth for BRGO.

The transaction between BRGO and GearBubble is a transformative one. Bergio International paid in cash and acquires 51% of the company’s assets with no lasting debt. GearBubble only furthers BRGO’s ascension to the top of the jewelry industry. With GearBubble, the company projects to increase its yearly revenue of 2021 to an additional $20 million, but that is not including Aphrodite’s nor BRGO’s profits. The trinity of GearBubble, Aphrodite’s, and BRGO will likely bring in $30 million for 2021. The year 2022 will be the first full year the three will have worked together, which is will have a powerful impact on profits for company.

Aphrodite’s is a fast-growing e-tailer for jewelry. ‘Aphrodite’s and GearBubble are just the beginning,’ says Berge Abajian, CEO of Bergio International. ‘We’re looking at other opportunities and our goal is to be the leader in the e-commerce jewelry space in 2022. Now that we have the top tech team in this arena, we’re looking forward to expanding Bergio e-commerce which will include Bridal and Fine Jewelry to compete with major e-commerce sites in the Fine Jewelry Industry. The advantage that we have is that we’re vertically integrated, which other sites have failed to provide to their customer base.’

BRGO is a company that prides itself on its individuality and fine jewelry. Every piece it crafts is created with the utmost care and individuality, ensuring it isn’t in the likeness of a previous piece of the company’s or its competitors’. Much like its gems, BRGO selects the companies with which it ingrates while being meticulous, careful, and client-oriented. Both Aphrodite’s and GearBubble are proposed to take BRGO’s profits and vision to even further heights this year and beyond.

For more information on GearBubble, please visit https://www.gearbubble.com.

About Bergio International, Inc.

The Bergio brand, the primary portfolio asset, is associated with high-quality, handcrafted, and individually designed pieces with a European sensibility, Italian craftsmanship, and a bold flair for the unexpected. Established in 1995, Bergio’s signature innovative design, coupled with extraordinary diamonds and precious stones, earned the company recognition as a highly sought-after purveyor of rare and exquisite treasures from around the globe. With family jewelry roots reaching back to the 1930s, founder, CEO, and designer Berge Abajian is a third-generation jeweler, blending superior knowledge in design and manufacturing to create unparalleled collections in craftsmanship and style. The Bergio brand features fine jewelry, silver fashion jewelry, bridal, couture, and leather accessories, ranging in price from $50 to $250,000. For further information, please visit www.bergio.com.

This press release includes forward-looking statements regarding our business strategy and plans as well as expectations of future growth, all of which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical in nature and include those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors, including changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company’s previous filings with the U.S. Securities and Exchange Commission, including those detailed under the caption ‘Risk Factors’ in our Annual Report for the year ended December 31, 2019 filed with the SEC. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 (the ‘Act’) protects companies from liability for their forward-looking statements if they comply with the requirements of the Act.

Media Contact

Lais Pontes Greene

(954) 960-6083

Investor Relations

John Guercio

(845) 216-3100

SOURCE: Bergio International Inc.

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